Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors

ATN International, Inc.:

We consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-190523) of ATN International Inc of our report dated September 15, 2016, with respect to the consolidated balance sheet of Caribbean Asset Holdings, LLC as of May 31, 2016, and the related consolidated statements of operations and comprehensive loss, changes in member’s deficit, and cash flows for the year ended May 31, 2016, which appears in this Current Report on Form 8-K/A of ATN International, Inc. dated September 19, 2016.

/s/ KPMG LLP

San Juan, Puerto Rico
September 19, 2016